As filed with the Securities and Exchange Commission on February 26, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

iClick Interactive Asia Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

15/F

Prosperity Millennia Plaza

663 King’s Road, Quarry Bay

Hong Kong S.A.R., People’s Republic of China

+852 3700 9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Post-IPO Share Incentive Plan

          (Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Copies to:

Jian Tang Chief Executive Officer iClick Interactive Asia Group Limited 15/F, Prosperity Millennia Plaza 663 King’s Road, Quarry Bay Hong Kong S.A.R., People’s Republic of China +852 3700 9000	Shuang Zhao, Esq. Cleary Gottlieb Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road Causeway Bay, Hong Kong +852 2521 4122

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value $0.001 per share	115,830(3)	$26.26(7)	$3,041,695.80	$331.85
Class A ordinary shares, par value $0.001 per share	119,350(3)	$26.26(7)	$3,134,131.00	$341.93
Class A ordinary shares, par value $0.001 per share	1,000,000(4)	$26.26(7)	$26,260,000.00	$2,864.97
Class A ordinary shares, par value $0.001 per share	150,000(5)	$26.26(7)	$3,939,000.00	$429.74
Class A ordinary shares, par value $0.001 per share	1,000,000(6)	$26.26(7)	$26,260,000.00	$2,864.97
Total	2,385,180	–	$62,634,826.80	$6,833.46

(1)

These shares may be represented by American deposit shares (“ADSs”) of iClick Interactive Asia Group Limited (the “Registrant”), two ADSs representing one Class A ordinary share. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-221860).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan.

(3)

Represents 115,830 and 119,350 Class A ordinary shares that have been added to the Post-IPO Share Incentive Plan, as last amended and restated on February 26, 2021 (the “Post-IPO Share Incentive Plan”), in 2018 and 2019, respectively, pursuant to the Evergreen Provision, as defined below, and are subject to restricted share units outstanding as of the date of this registration statement. These Class A ordinary shares were not previously registered under the Prior Registration Statements, as defined below.

(4)

Represents 1,000,000 Class A ordinary shares that have been added to the Post-IPO Share Incentive Plan pursuant to the 2020 Amendment, as defined below, of which 393,325 are subject to restricted share units outstanding as of the date of this registration statement and 606,675 are reserved for future award grants.

(5)	Represents 150,000 Class A ordinary shares that have been added to the Post-IPO Share Incentive Plan in 2020, pursuant to the Evergreen Provision, and are reserved for future award grants.
(6)	Represents 1,000,000 Class A ordinary shares that have been added to the Plan pursuant to the 2021 Amendment, as defined below. All of these shares are reserved for future award grants.
(7)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act based on $13.13 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Market on February 23, 2021 and adjusted for the Class A ordinary share-to-ADS ratio.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 2,385,180 Class A ordinary shares of the Registrant that have been added to the award pool of the Post-IPO Share Incentive Plan.

Previously, an aggregate of 4,106,155 Class A ordinary shares of the Registrant were registered for issuance under the 2018 Share Incentive and the Post-IPO Share Incentive Plan pursuant to the Registrant’s registration statements on Form S-8 filed on June 12, 2018 (File No. 333-225568) and Form S-8 filed on October 9, 2018 (File No. 333-227747) (the “Prior Registration Statements”). In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference, except as otherwise set forth herein.

On August 31, 2020 and February 26, 2021, the board of directors of the Registrant approved an increase of 1,000,000 Class A ordinary shares and 1,000,000 Class A ordinary shares, respectively (the “2020 Amendment” and

“2021 Amendment”, respectively), to the award pool under the Post-IPO Share Incentive Plan. The aggregate of the newly added 2,000,000 Class A ordinary shares are being registered on this registration statement.

Under the Post-IPO Share Incentive Plan, the maximum aggregate number of Shares which may be issued pursuant to all awards will be subject to an annual increase for each fiscal year of the Registrant during the term of this Post-IPO Share Incentive Plan commencing with the fiscal year beginning January 1, 2018, by an amount equal to the least of (i) 0.5% of the total number of shares issued and outstanding on the last day of the immediately preceding fiscal year; (ii) 150,000 Shares or (iii) such number of shares as may be determined by the board of directors of the Registrant, the size of the award pool to be equitably adjusted in the event of any share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, consolidation or similar transactions (the “Evergreen Provision”).

Pursuant to the Evergreen Provision, the maximum aggregate number of shares which may be issued under the Post-IPO Share Incentive Plan increased by an aggregate of 385,180 Class A ordinary shares in 2018, 2019 and 2020. The newly added 385,180 Class A ordinary shares are being registered on this registration statement.

Part I

The Registrant is not filing or including in this Registration Statement the information called for in Part I of Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Prior Registration Statements;

(b)	The Registrant’s annual report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 30, 2020;

(c)	The Registrant’s prospectus dated September 2, 2020 (File No. 333-232435) filed with the Commission on September 4, 2020 pursuant to Rule 424(b)(5) under the Securities Act; and

(d)

The description of the Registrant’s Class A ordinary shares and ADSs incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38313) filed with the Commission on December 1, 2017, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.Exhibits

See the Index to Exhibits attached hereto.

Exhibit Index

Exhibit Number	Description

4.1

Ninth Amended and Restated Memorandum and Articles of Association, as currently in effect (incorporated by reference to Exhibit 1.1 of the Registrant’s annual report on Form 20-F (File No. 001-38313) filed with the Securities and Exchange Commission on April 25, 2019)

4.2

Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-1 (File No. 333-221034) filed with the Securities and Exchange Commission on October 20, 2017)

4.3

Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form F-1/A (File No. 333-221034) filed with the Securities and Exchange Commission on December 1, 2017)

4.4	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3 to this Registration Statement)

5.1*	Opinion of Travers Thorp Alberga Attorneys at Law, Cayman Islands counsel to the Registrant, regarding the validity of the ordinary shares being registered

10.1*	Post-IPO Share Incentive Plan of the Registrant, as last amended and restated on February 26, 2021

23.1*	Consent of PricewaterhouseCoopers, an independent registered public accounting firm

23.2*	Consent of Travers Thorp Alberga Attorneys at Law (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this registration statement)

________________________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on February 26, 2021.

iClick Interactive Asia Group Limited

By:	/s/ Jian Tang
	Name:	Jian Tang
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Jian Tang and Terence Li, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on February 26, 2021.

Signature	Title

/s/ Jian Tang Jian Tang	Chief Executive Officer (principal executive officer)

/s/ Wing Hong Sammy Hsieh Wing Hong Sammy Hsieh	Chairman of the Board of Directors

/s/ Lub Bun Chong Lub Bun Chong	Director

/s/ Matthew Chu Pong Fong Matthew Chu Pong Fong	Director

/s/ Dylan Huang Dylan Huang	Director

/s/ Philip Kan Philip Kan	Director

/s/ Terence Li Terence Li	Director and Chief Financial Officer (principal financial officer and principal accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of iClick Interactive Asia Group Limited has signed this registration statement or amendment thereto in New York on February 26, 2021.

Authorized U.S. Representative

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President